 EXHIBIT 4.2

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2019, NBT Bancorp, Inc. (the “Company”) had one class of securities, our common stock, par value $0.01 per share (“common stock”), registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The following description is a general summary of the terms of our common stock. The description below does not purport to be complete and is subject to and qualified in its entirety by reference to our Restated Certificate of Incorporation, as amended, and Amended and Restated By-laws, referred to herein as our “certificate of incorporation” and “bylaws,” respectively. The description herein does not contain all of the information that you may find useful or that may be important to you. You should refer to the provisions of our certificate of incorporation and bylaws because they, and not the summaries, define the rights of holders of shares of our common stock.

General

Our certificate of incorporation provides the authority to issue 100,000,000 shares of common stock, par value $0.01 per share. At December 31, 2019, there were 43,796,611 shares of common stock issued and outstanding and we had outstanding stock options and restricted stock units granted to directors, officers and other employees for 588,585 shares of our common stock.

Each share of our common stock has the same relative rights and is identical in all respects to each other share of our common stock. Our common stock is non-withdrawable capital, is not of an insurable type and is not insured by the Federal Deposit Insurance Corporation or any other governmental entity.

Voting Rights

Holders of our common stock are entitled to one vote per share on each matter properly submitted to stockholders for their vote, including the election of directors. Holders of our common stock do not have the right to cumulate their votes for the election of directors, which means that the holders of more than 50% of the shares of common stock voting for the election of directors can elect 100% of the directors standing for election at any meeting if they choose to do so. In that event, the holders of the remaining shares voting for the election of directors will not be able to elect any person or persons to our board of directors at that meeting.

Liquidation Rights

The holders of our common stock and the holders of any class or series of stock entitled to participate with the holders of our common stock as to the distribution of assets in the event of any liquidation, dissolution or winding-up of NBT Bancorp, whether voluntary or involuntary, will become entitled to participate equally in the distribution of any of our assets remaining after we have paid, or provided for the payment of, all of our debts and liabilities and after we have paid, or set aside for payment, to the holders of any class of stock having preference over the common stock in the event of liquidation, dissolution or winding-up, the full preferential amounts, if any, to which they are entitled.

Dividends

The holders of our common stock and any class or series of stock entitled to participate with the holders of our common stock are entitled to receive dividends declared by our board of directors out of any assets legally available for distribution. The board of directors may not declare, and we may not pay, dividends or other distributions, unless we have paid or the board has declared or set aside all accumulated dividends and any sinking fund, retirement fund or other retirement payments on any class of stock having preference as to payments of dividends over our common stock. As a holding company, our ability to pay distributions is affected by the ability of our subsidiaries to pay dividends. The ability of our bank subsidiary, and our ability, to pay dividends in the future is, and could in the future be further, influenced by bank regulatory requirements and capital guidelines.

Miscellaneous

The holders of our common stock have no preemptive or conversion rights for any shares that may be issued. Our common stock is not subject to additional calls or assessments, and all shares of our common stock currently outstanding are fully paid and nonassessable. All shares of common stock offered pursuant to a prospectus supplement, or issuable upon conversion, exchange or exercise of any preferred stock or other convertible securities, will, when issued, be fully paid and non-assessable, which means that the full purchase price of the shares will have been paid and the holders of the shares will not be assessed any additional monies for the shares.

Delaware Law and Certain Certificate of Incorporation and Bylaw Provisions

We are subject to the provision of Section 203 of the Delaware General Corporation Law. Section 203 restricts transactions which may be entered into by a corporation and some of its stockholders. Section 203 provides, in essence, that a stockholder acquiring more than 15% of the outstanding voting stock of a corporation subject to the statute and that person’s affiliates and associates, referred to in this section as an interested stockholder, but less than 85% of its shares may not engage in specified business combinations with the corporation for a period of three years after the date on which the stockholder became an interested stockholder unless before that date the corporation’s board of directors approved either the business combination or the transaction in which the stockholder became an interested stockholder or at or after that time the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of stockholders by an affirmative vote of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder. Section 203 defines the term business combination to include a wide variety of transactions with or caused by an interested stockholder, including mergers, consolidations, specified types of asset sales, specified issuances of additional shares to the interested stockholder, transactions with the corporation which increase the proportionate interest of the interested stockholder or transaction in which the interested stockholder receives specified other benefits.

Our certificate of incorporation and bylaws provide that:
 • directors shall be elected annually by a “majority of votes cast”, unless the election is contested, in which case directors shall be elected by a plurality of the votes cast. An election shall be contested if, as determined by the board of directors, the number of nominees exceeds the number of directors to be elected;
 • any director may be removed with or without cause, by the affirmative vote of the holders of a majority of the shares then entitled to vote at an election of directors;
 • a vacancy on the board of directors may be filled by stockholders at a stockholder’s meeting. In addition, directors may fill vacancies by a majority vote of the directors then in office. The director chosen by the current directors to fill the vacancy will hold office until the next election of directors, at which time the stockholders shall fill the vacancy for the remainder of the unexpired term. Directors may also fill newly created directorships other than an increase by more than three in the number of directors.

Our bylaws also provide that:
 • any action required or permitted to be taken by the stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting; and
 • special meetings of the stockholders may be called by our board of directors or the chairman of the board of directors, or if there is none, by the President, or by the holders of at least 50% of all shares entitled to vote at the meeting.

Our bylaws provide that, in order for any stockholder business (other than stockholder nominations of directors) to be considered “properly brought” before a meeting, a stockholder must comply with requirements regarding advance notice to us. For business to be properly brought before a meeting by a stockholder, it must be a proper matter for stockholder action under the Delaware General Corporation Law, the stockholder must have given timely notice thereof in writing to our President, and the notice must comply with the procedures set forth in our bylaws. Except for stockholder proposals submitted in accordance with the federal proxy rules as to which the requirements specified therein shall control, a stockholder’s notice, to be timely, must be delivered to or mailed and received at our principal executive offices at least 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholder; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, a stockholder’s notice will be timely if delivered not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the date on which public announcement of the date of such meeting is first made by us.

Our bylaws also provide that subject to the rights of holders of any class or series of capital stock then outstanding, nominations for the election or re-election of directors at a meeting of the stockholders may be made by any stockholder entitled to vote in the election of directors generally who complies with the procedures set forth in our bylaws and who is a stockholder of record at the time notice is delivered to our President. Any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election or re-election as directors at a meeting called for such purpose only if timely notice of such stockholder’s intent to make such nomination or nominations has been given in writing to our President. To be timely, nominations must be delivered at least 150 days prior to the one-year anniversary date of the prior-year’s annual meeting of stockholders in the case of an annual meeting and at least 60 days prior to the meeting in the case of a special meeting, except that if a public announcement of a special meeting is not made at least 70 days prior to the meeting date, the nominations will be timely if received within 10 days following such announcement.

The purpose of requiring stockholders to give us advance notice of nominations and other stockholder business is to afford our board of directors a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of the other proposed business and, to the extent deemed necessary or desirable by our board of directors, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although our bylaws do not give our board of directors any power to disapprove stockholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders. These provisions could also delay stockholder actions which are favored by the holders of a majority of our outstanding voting securities until the next stockholders’ meeting.

Our bylaws provide that a majority of our board of directors, or stockholders holding a majority of the outstanding shares entitled to vote, may make, amend or repeal the bylaws. The required vote of stockholders to amend the provisions of the bylaws related to the term of directors is 66-2/3% of the total number of issued and outstanding shares of stock entitled to vote. Our bylaws permit the stockholders to adopt, approve or designate bylaws that may not be amended, altered or repealed except by a specified percentage in interest of all stockholders or of a particular class of stockholders. Amendments to our certificate of incorporation generally require the approval of the board of directors and the approval of holders of a majority of the outstanding stock entitled to vote upon the amendment. Any amendment to those provisions of the certificate of incorporation that relate to business combinations involving NBT Bancorp or a subsidiary and a major stockholder or affiliate require the affirmative vote of at least 80% of the outstanding shares of voting stock, and if there is a major stockholder, such 80% vote must include the affirmative vote of at least 80% of the outstanding shares of voting stock held by stockholders other than the major stockholder and its affiliates.

NASDAQ Listing

Our common stock is listed on the NASDAQ Global Select Market LLC under the symbol “NBTB.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.